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                                                                   EXHIBIT 99.3

EDO CORP. COMPLETES MERGER WITH AIL TECHNOLOGIES INC.

JAMES M. SMITH NAMED CEO

DARRELL REED NAMED CFO

NEIL A. ARMSTRONG AND RONALD L. LEACH JOIN BOARD OF DIRECTORS

NEW YORK--(BUSINESS WIRE)--May 1, 2000--EDO Corp. (NYSE: EDO - news) and AIL Technologies Inc. today announced the completion of the merger between AIL and EDO's wholly owned subsidiary, EDO Acquisition III Corp.

The merger creates an integrated defense and aerospace technology company with current annualized revenue of approximately $240.0 million.

EDO also announced that James M. Smith, president and chief executive officer of AIL and a director of EDO, has been named president and chief executive officer of EDO, and that Darrell Reed, chief financial officer of AIL, has been appointed chief financial officer of EDO. In addition, the company announced that Neil A. Armstrong and Ronald L. Leach, directors of AIL, have been appointed to the EDO board of directors.

Frank A. Fariello, formerly chairman and chief executive officer of EDO, will continue as chairman during the period of integration of the two companies. "I am pleased to announce that Neil Armstrong has expressed his willingness to become chairman of EDO upon my retirement, subject to approval by the board of directors," Fariello said.

Fariello added: "This merger more than doubles EDO's revenue, providing the scale of operations we need to compete effectively in today's environment, and gives us a solid foundation for the future with funded backlog of approximately $264.9 million at the end of 1999. We are excited by the many opportunities created by the merger to build value for our employees, our customers and our shareholders."

Smith said: "Both EDO and AIL supply high-technology, mission- critical products to strong niche markets and common, loyal customers. We also share a dedication to the aggressive pursuit of customer satisfaction. The merger enhances EDO's leadership in a variety of mission-critical defense and aerospace technologies.

"Combining EDO's strengths in marine command and control and undersea sonar systems, airborne mine countermeasures, aircraft stores suspension and release equipment and related technologies with AIL's strengths in the design and manufacture of RF sensors and



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systems for defense and aerospace applications, positions EDO to address a broader range of markets and customers and to participate in larger programs than ever before.

"Our expanded product line and enhanced technical capabilities will create new opportunities for cross marketing that should improve the productivity of our sales force. Our manufacturing technologies also are similar, which we believe will allow us to increase the efficiency of our manufacturing, quality control and administrative functions. With our experienced management team, we are prepared to move quickly to take full advantage of these growth opportunities in our core defense and aerospace markets."

Pursuant to the merger, each outstanding share of AIL common stock (other than those owned by EDO or held in AIL's treasury) was converted into the right to receive 1.33 EDO common shares and cash in lieu of any fractional EDO common shares. EDO issued 6,553,229 common shares in the merger, raising the total number of EDO common shares outstanding to approximately 13.3 million.

About AIL Technologies

AIL Technologies (www.ail.com) manufactures and integrates high-technology electronic space, antenna and environmental products for defense and commercial applications in domestic and international markets. AIL Technologies has approximately 1,000 employees and operates manufacturing facilities in Deer Park, N.Y., and Westlake and Lancaster, Calif.

About EDO Corp.

With headquarters in New York City, EDO Corp. (www.edocorp.com) designs and manufactures advanced electronic and mechanical systems and engineered materials for domestic and international defense and industrial markets. EDO employs approximately 650 people at facilities in North Amityville, N.Y.; Chesapeake and Falls Church, Va.; Huntingdon, Pa.; Salt Lake City; and Baton Rouge, La.

The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the company's products, and other risks or uncertainties detailed in the company's Securities and Exchange Commission filings.

Contact:
     EDO Corp., New York
     Frank A. Fariello, 212/716-2000
     www.edocorp.com
         or


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     AIL Technologies Inc., Deer Park
     James M. Smith, 631/595-5083
     www.ail.com
         or
     Neil G. Berkman Associates, Los Angeles
     Neil Berkman or Melanie Beeler, 310/277-5162 info@BerkmanAssociates.com


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